EXHIBIT 99.2


2950 Colorful Avenue ( Longmont, Colorado 80504


        CONCEPTS DIRECT, INC. ANNOUNCES RECENT SALES INFORMATION

Longmont, Colorado, December 5, 2002 - Concepts Direct, Inc. (NASDAQ: CDIR) today announced recent sales information.

Customer order volume up to this point in the fourth quarter of 2002 has exceeded the Company's expectations. In October, the Company's net sales were approximately $5,400,000 and the Company's net income from continuing operations was positive. Also, although complete November results are not yet available, the Company believes that income from continuing operations for November will exceed previous Company expectations. Based on the Company's performance in October and November and continued strong order receipts during the first few days of December, the Company currently anticipates fourth quarter 2002 profits from continuing operations in excess of the $344,000 earned in the fourth quarter of 2001, and a stronger cash position at year end than was previously anticipated.

Phillip A. Wiland, Chairman and Chief Executive Officer of the Company, commented: "I am encouraged by the progress the Company has made recently. Our current cash position is better than we had expected and is such that we have been able to accelerate our payments to vendors. Unless we experience an unexpected downturn, I now believe that we should be able to operate on our cash position at least into the second quarter of 2003. Although I am optimistic that the Company's performance in October and November may mark the beginning of a sustainable turnaround, it is also possible that the upswing we are experiencing during the fourth quarter may be seasonal variation. While we are pleased that the fourth quarter of 2002 may be shaping up to be our best quarter in some time, we are currently unable to determine whether or how long this improvement will continue."

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Garfield Stuff, Linda Anderson's Collectibles, and the Music Stand catalogs. In addition, the company owns and operates numerous web sites, including www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.garfieldstuff.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995.
Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.

For Further Information Contact

Phillip A. Wiland, Chairman & CE  Zaid H. Haddad, Chief Financial Officer
Concepts Direct, Inc.             Concepts Direct, Inc.
(303) 772-9171                    (303) 772-9171
pwiland@conceptsdirectinc.com     zhaddad@conceptsdirectinc.com